Exhibit 99.1
Astec Industries, Inc.
News Release
1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS SECOND QUARTER 2014 RESULTS

CHATTANOOGA, Tenn. (July 22, 2014) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their second quarter ended June 30, 2014.

Net sales for the second quarter of 2014 were $277.3 million compared to $248.1 million for the second quarter of 2013, a 12% increase.  Earnings for the second quarter of 2014 were $14.5 million or $0.63 per diluted share compared to $11.1 million or $0.48 per diluted share for the second quarter of 2013, an increase of 31%.

Domestic sales increased 14% to $184.7 million for the second quarter of 2014 from $162.3 million for the second quarter of 2013.  International sales were $92.6 million for the second quarter of 2014 compared to $85.8 million for the second quarter of 2013, an increase of 8%.

Net sales for the first half of 2014 were $515.9 million compared to $496.0 million for the first half of 2013, a 4% increase.  Earnings for the first half of 2014 were $24.0 million or $1.04 per diluted share compared to $24.3 million or $1.05 per diluted share for the first half of 2013, a decrease of 1% per diluted share.

Domestic sales increased 11% to $360.1 million for the first half of 2014 from $324.3 million for the first half of 2013.  International sales were $155.8 million for the first half of 2014 compared to $171.7 million for the first half of 2013, a decrease of 9%.

The Company's domestic backlog increased 12%, from $140.7 million at June 30, 2013 to $157.4 million at June 30, 2014.  The international backlog at June 30, 2014 remained flat at $106.7 million, when compared to the June 30, 2013 international backlog of $106.6 million.

Consolidated financial information for the second quarter ended June 30, 2014 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Benjamin G. Brock, President and Chief Executive Officer, stated, "We are pleased with our performance during the second quarter.  Both domestic and international sales increased during the quarter compared to our second quarter last year.   Our total backlog is up 7% over June 30 of last year.  We grew revenues and profits in each of our manufacturing segments on a quarterly and year-to-date basis."

Mr. Brock continued, "While we are up on sales and profit versus last year, we are cautious regarding our short- term prospects, particularly as they relate to infrastructure spending.  Washington continues to pursue short-term extensions in lieu of a long-term funding bill that would provide visibility to our customers for their capital spending.  We are seeing improved private markets for our customers and some states have new policies in place to help with funding of highway projects.  That being said, we look forward to improving market conditions as our energy, aggregate, and mining businesses see stable to slightly better business in the near term."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on July 22, 2014 at 10:00 A.M. Eastern Time to review its second quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, August 5, 2014 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 13586221.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from its backlog, anticipated federal infrastructure spending and new state funding policies.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, rising oil and liquid asphalt prices, rising steel prices, the effect of any future federal stimulus package, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2013.

For Additional Information Contact:
Benjamin G. Brock
President & Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30	June 30
	2014	2013
Assets
Current assets
Cash and cash equivalents	$18,624	$41,157
Investments	1,375	16,989
Receivables, net	119,694	102,795
Inventories	364,098	322,770
Prepaid expenses and other	32,423	30,177
Total current assets	536,214	513,888
Property and equipment, net	193,552	185,033
Other assets	73,214	41,954
Total assets	$802,980	$740,875
Liabilities and equity
Current liabilities
Accounts payable - trade	$57,592	$45,776
Other current liabilities	102,281	93,803
Total current liabilities	159,873	139,579
Non-current liabilities	39,188	32,531
Total equity	603,919	568,765
Total liabilities and equity	$802,980	$740,875

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2014	2013	2014	2013
Net sales	$277,256	$248,127	$515,929	$495,960
Cost of sales	215,078	192,685	396,994	381,951
Gross profit	62,178	55,442	118,935	114,009
Selling, general, administrative & engineering expenses	40,247	37,795	83,672	78,162
Income from operations	21,931	17,647	35,263	35,847
Interest expense	109	76	182	147
Other	736	(29)	1,550	644
Income before income taxes	22,558	17,542	36,631	36,344
Income taxes	8,061	6,450	12,589	12,081
Net income attributable to controlling interest	$14,497	$11,092	$24,042	$24,263

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.64	$0.49	$1.05	$1.07
Diluted	$0.63	$0.48	$1.04	$1.05

Weighted average common shares outstanding
Basic	22,822	22,752	22,804	22,738
Diluted	23,099	23,069	23,101	23,075

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended June 30, 2014 and 2013
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2014 Revenues	118,585	106,691	51,980	-	277,256
2013 Revenues	103,754	99,884	44,489	-	248,127
Change $	14,831	6,807	7,491	-	29,129
Change %	14.3%	6.8%	16.8%	-	11.7%

2014 Gross Profit	25,089	25,694	11,390	5	62,178
2014 Gross Profit %	21.2%	24.1%	21.9%	-	22.4%
2013 Gross Profit	19,514	25,615	10,311	2	55,442
2013 Gross Profit %	18.8%	25.6%	23.2%	-	22.3%
Change	5,575	79	1,079	3	6,736

2014 Profit (Loss)	11,808	11,158	2,946	(11,323)	14,589
2013 Profit (Loss)	6,103	11,141	2,235	(8,190)	11,289
Change $	5,705	17	711	(3,133)	3,300
Change %	93.5%	0.2%	31.8%	(38.3%)	29.2%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended June 30
	2014	2013	Change $
Total profit for all segments	$14,589	$11,289	$3,300
Elimination of intersegment profit	(99)	(136)	37
Net income attributable to non-controlling interest	7	(61)	68
Net income attributable to controlling interest	$14,497	$11,092	$3,405

Astec Industries, Inc.
Segment Revenues and Profits
For the six months ended June 30, 2014 and 2013
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2014 Revenues	217,376	199,799	98,754	-	515,929
2013 Revenues	213,074	190,646	92,240	-	495,960
Change $	4,302	9,153	6,514	-	19,969
Change %	2.0%	4.8%	7.1%	-	4.0%

2014 Gross Profit	47,768	49,119	22,032	16	118,935
2014 Gross Profit %	22.0%	24.6%	22.3%	-	23.1%
2013 Gross Profit	46,199	48,655	19,155	-	114,009
2013 Gross Profit %	21.7%	25.5%	20.8%	-	23.0%
Change	1,569	464	2,877	16	4,926

2014 Profit (Loss)	20,604	20,259	4,870	(20,441)	25,292
2013 Profit (Loss)	18,981	20,198	3,426	(17,450)	25,155
Change $	1,623	61	1,444	(2,991)	137
Change %	8.6%	0.3%	42.1%	(17.1%)	0.5%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Six months ended June 30
	2014	2013	Change $
Total profit for all segments	$25,292	$25,155	$137
Elimination of intersegment profit	(1,256)	(752)	(504)
Net income attributable to non-controlling interest	6	(140)	146
Net income attributable to controlling interest	$24,042	$24,263	$(221)

Astec Industries, Inc.
Backlog by Segment
June 30, 2014 and 2013
(in thousands)
(Unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2014 Backlog	109,380	89,147	65,568	264,095
2013 Backlog	99,605	95,343	52,312	247,260
Change $	9,775	(6,196)	13,256	16,835
Change %	9.8%	(6.5%)	25.3%	6.8%